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                 August 31, 2021

       Cathy King
       Vice President, General Counsel & Corporate Secretary
       PAR Technology Corporation
       8383 Seneca Turnpike
       New Hartford, New York 13413

                                                        Re: PAR Technology
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed August 30,
2021
                                                            File No. 333-259170

       Dear Ms. King:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Boris Dolgonos